Exhibit 2.01

Resource Extraction Payment Report

Project-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended September 30, 2024, by project and type of payment.

	For the year ended September 30, 2024 (U.S.$ thousand)(1)
	Taxes		Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
United States
Compass Minerals International, Inc.	9,644	(2)	—	—	—	—	—	—	—	9,644
Cote Blanche Island	—		—	—	—	—	—	—	—	—
Lyons	—		—	—	—	—	—	—	—	—
Ogden – SOP	—		—	—	—	—	—	—	—	—
Ogden – Solar Salt	—		—	—	—	—	—	—	—	—
Ogden – Magnesium Chloride	—		—	—	—	—	—	—	—	—
Canada
Compass Minerals Canada Corp.	18,669	(3)	4,982	—	—	—	—	—	—	23,651
Amherst	—		—	—	—	—	—	—	—	—
Goderich Mine	245	(4)	—	—	—	—	—	—	—	245
Goderich Plant	62	(5)	—	—	—	—	—	—	—	62
Unity	101	(6)	118	—	—	—	—	—	—	219
United Kingdom
Winsford	249	(7)	—	—	—	—	—	—	—	249
Total	28,970		5,100	—	—	—	—	—	—	34,070
(1)All payments are reported in U.S. dollars. Payments relating to projects in Canada were made in Canadian dollars and payments relating to the project in the United Kingdom were made in British pound sterling. Such payments made in currencies other than in U.S. dollars have been converted to U.S. dollars using the exchange rates as of September 30, 2024.
(2)Compass Minerals International, Inc. (the “Company”) files a consolidated income tax return in the U.S., which includes all U.S. entities including the projects listed. The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the U.S. consolidated group level. The payments relate not to particular projects but to the consolidated U.S. income of the Company. The reported amount represents $9,446 thousand of Federal income taxes paid to the U.S Federal Government and $198 thousand of withholding taxes paid to the Government of Brazil on behalf of the Company for interest paid to the Company by its Brazilian subsidiary.
(3)Compass Minerals Canada Corp. files a consolidated income tax return. The Government of Canada levies corporate income taxes at the entity level rather than on a per-project basis. The reported amount represents $17,261 thousand of income taxes on entity-level profits paid to the Canada Revenue Agency and $1,001 thousand of provincial-level income taxes on entity-level profits paid to the Province of Quebec.
(4)Represents property taxes paid to the Town of Goderich attributable to Goderich Mine.
(5)Represents property taxes paid to the Town of Goderich attributable to Goderich Plant.

(6)Represents property taxes.
(7)Includes $774 thousand in income taxes paid in fiscal year 2024 netted against income tax refunds of $979 thousand received in fiscal year 2024, and $454 thousand in property taxes.

Government-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended September 30, 2024, by government and type of payment.

	For the year ended September 30, 2024 (U.S.$ thousand)(1)
	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
United States
U.S. Federal Government	9,446	—	—	—	—	—	—	—	9,446
Brazil
Government of Brazil	198	—	—	—	—	—	—	—	198
Canada
Government of Canada	17,261	—	—	—	—	—	—	—	17,261
Government of Ontario	407	4,982	—	—	—	—	—	—	5,389
Government of Saskatchewan	—	118	—	—	—	—	—	—	118
Government of Quebec	1,001	—	—	—	—	—	—	—	1,001
Rural Municipality of Round Valley No. 410	101	—	—	—	—	—	—	—	101
Town of Goderich	307	—	—	—	—	—	—	—	307
United Kingdom
Government of the United Kingdom	(205)	—	—	—	—	—	—	—	(205)
Cheshire	454	—	—	—	—	—	—	—	454
Total	28,970	5,100	—	—	—	—	—	—	34,070
(1)All payments are reported in U.S. dollars. Payments relating to projects in Canada were made in Canadian dollars and payments relating to the project in the United Kingdom were made in British pound sterling. Such payments made in currencies other than in U.S. dollars have been converted to U.S. dollars using the exchange rates as of September 30, 2024.

Payment details disclosure

The table below provides the details of payments made to governments for the fiscal year ended September 30, 2024.

For the year ended September 30, 2024
Subnational Jurisdiction	Government	Business segment	Project	Resource	Extraction Method	Amount (U.S.$ thousand)(1)
United States
U.S. Federal Government	U.S. Federal Government	All	Compass Minerals International, Inc. (U.S. consolidated group level)(2)	N/A	N/A	9,446
Louisiana	U.S. Federal Government	Salt	Cote Blanche Island	Rock Salt	Underground Mining	—
Kansas	U.S. Federal Government	Salt	Lyons	Mechanically-Evaporated Salt	Well	—
Utah	U.S. Federal Government	Plant Nutrition	Ogden – SOP	SOP	Well	—
Utah	U.S. Federal Government	Salt	Ogden – Solar Salt	Solar Salt	Well	—
Utah	U.S. Federal Government	Salt	Ogden – Magnesium Chloride	Magnesium Chloride	Well	—
Total						9,446
Brazil
Government of Brazil	Government of Brazil	Plant Nutrition	N/A	N/A	N/A	198
Total						198
Canada
Government of Canada	Government of Canada	Salt	N/A(3)	N/A	N/A	17,261
Quebec	Quebec	Salt	N/A(4)	N/A	N/A	1,001
Ontario	Government of Ontario	Salt	Goderich Mine	Rock Salt	Underground Mining	5,389
Ontario	Town of Goderich	Salt	Goderich Mine	Rock Salt	Underground Mining	245
Ontario	Town of Goderich	Salt	Goderich Plant	Mechanically-Evaporated Salt	Well	62
Saskatchewan	Rural Municipality of Round Valley No. 410	Salt	Unity	Mechanically-Evaporated Salt	Well	101
Saskatchewan	Rural Saskatchewan	Salt	Unity	Mechanically-Evaporated Salt	Well	118
Total						24,177
United Kingdom
United Kingdom	United Kingdom	Salt	Winsford(5)	Rock Salt	Underground Mining	(205)
Cheshire	Cheshire	Salt	Winsford	Rock Salt	Underground Mining	454
Total						249
(1)All payments are reported in U.S. dollars. Payments relating to projects in Canada were made in Canadian dollars and payments relating to the project in the United Kingdom were made in British pound sterling. Such payments made in currencies other than in U.S. dollars have been converted to U.S. dollars using the exchange rates as of September 30, 2024.
(2)The Company files a consolidated income tax return in the U.S. The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the U.S. consolidated group level. The payments relate not to particular projects but to the consolidated U.S. income of the Company.
(3)Compass Minerals Canada Corp. files a consolidated income tax return. The Government of Canada levies corporate income taxes at the entity level rather than on a per-project basis.
(4)Compass Minerals Canada Corp. files a consolidated income tax return. The Government of Quebec levies corporate income taxes at the entity level rather than on a per-project basis.
(5)The reported amount represents income taxes paid of $774 thousand in fiscal year 2024 netted against income tax refunds of $979 thousand received in fiscal 2024.